ASHWORTH, INC. AND JOHN L. ASHWORTH
                 PERSONAL SERVICES AGREEMENT and
      ACKNOWLEDGMENT OF TERMINATION OF EXECUTIVE EMPLOYMENT

     THIS AGREEMENT effective June 26, 1997, is made and entered into by and between ASHWORTH, INC. (the Company) and JOHN L. ASHWORTH (Ashworth).

     WHEREAS, the Company and Ashworth wish to terminate Ashworth's employment by the Company effective June 25, 1997, pursuant to the terms and conditions of the Executive Employment Agreement between the Company and Ashworth dated January 1, 1995, a copy of which is attached hereto as Exhibit A (the 1995 Agreement); and

     WHEREAS, the Company and Ashworth wish, instead, to enter into a personal services agreement effective June 26, 1997;

     NOW, THEREFORE, the parties hereto acknowledge and agree as follows:

1.        Termination and Resignation.    Ashworth and the Company hereby
     mutually agree that Ashworth's employment as senior executive vice president is terminated pursuant to the terms and conditions of the 1995 Agreement effective June 25, 1997. Ashworth hereby resigns as an officer of the Company effective June 25, 1997.

2. Retention. Ashworth is hereby retained as a consultant effective June 26, 1997, pursuant to the terms and conditions set forth below, which terms and conditions supersede the employment terms and conditions of the 1995 Agreement.

3. Term. The agreement for Ashworth's personal services as a consultant shall become effective on June 26, 1997, and continue for a term of five years, provided, however, that either party may terminate the terms and conditions related to Ashworth's personal services as a consultant at any time upon thirty days' written notice.

4. Services. Upon reasonable request of the Company's Chief Executive Officer, Ashworth shall work with the Company's chief executive officer and creative staff to visualize and identify Company direction and evolve brand image, attend PGA & Magic shows and annual sales meetings, and meet with key customers, provided, however, that Ashworth shall not be required to provide such services for more than 80 days in any 12-month period during the term of this agreement. To the extent required in order for Ashworth to provide the requested services, the Company will provide the hardware and technical links from Ashworth's home office to the Company.

5. Compensation. The Company shall pay Ashworth $1,000 for each day he agrees to and does provides services to the Company, as more fully described below. If Ashworth is elected or appointed a director or officer of the Company during the term of this Agreement, Ashworth shall serve in such capacity or capacities without further compensation; but nothing herein shall be construed as requiring the Company, or anyone else, to cause the election or appointment of Ashworth as such director or officer.

6. Health and Hospital Insurance. The Company shall continue to provide Ashworth with health and hospital insurance through June 30, 1998, pursuant to the terms of the 1995 Agreement.

7. Life Insurance. The Company shall maintain life insurance in the amount of $2,000,000, through June 30, 1998, pursuant to the terms of the 1995 Agreement. Upon expiration of this Agreement, and at Ashworth's election, the ownership of such life insurance shall be transferable to Ashworth upon his payment to the Company of one-half of the then cash value, if any, of such insurance.

8. Stock Options. All options held by Ashworth shall become immediately exercisable for a period of five years pursuant to the terms of the 1995 Agreement.

9. Expenses. Ashworth is authorized to incur reasonable expenses for promoting and conducting the business of the Company, including expenses for entertainment, travel and similar items, provided such expenses are preapproved by the Company's Chief Executive Officer. The Company will reimburse Ashworth for all such expenses upon the presentation by Ashworth, from time to time, of an itemized account of such expenditures.

10. Proprietary Interests of Company. Recognizing and acknowledging that nothing in this Agreement prevents Ashworth from providing services to other companies which are not in direct competition with the Company, Ashworth acknowledges and agrees that all of the terms and conditions of Section 12 of the 1995 Agreement are applicable, and Ashworth hereby affirms that he will comply with such terms and conditions.

11. Goodwill and Reputation of the Company and Ashworth. Ashworth shall at all times conduct himself in such manner as to preserve and protect the reputation and goodwill of the Company. The Company shall at all times conduct its affairs in such manner as to preserve and protect the goodwill and reputation of Ashworth.

     12. Noncompete. The Company and Ashworth acknowledge and agree that, effective with the termination of Ashworth's employment, all of the terms and conditions of Section 13 of the 1995 Agreement are applicable, and the Company and Ashworth hereby affirm their compliance with such terms and conditions; provided, however, (1) upon request by Ashworth, the Company shall prepay, up to a maximum of $262,500, in the second year of the noncompete period the then present value of the payment due the second year; and (2) upon request by Ashworth at any time from and after the second year of the noncompete period, the Company may consent to prepay, up to a maximum of $262,500 in any year of the noncompete period, the then present value of any future payments due during the third through tenth years at a discounted rate of eight percent (8%), such consent not to be unreasonably withheld. Such prepayments shall not relieve Ashworth of his obligations under the noncompete provisions of the 1995 Agreement. Notwithstanding the foregoing, at any time after the third anniversary of the date of this Agreement, Ashworth may deliver written notice to the Company (the "Election Notice") that Ashworth no longer desires to receive payments under the terms of Section 13 of the 1995 Agreement. In such event Ashworth shall elect to (1) reimburse the Company for any advance annual installments attributable to the terminated noncompete period or (2) extend the noncompete period through the date for which Ashworth received compensation, based upon the compensation agreed upon under
          Section 13 of the 1995 Agreement.

13. No Corporate Opportunity. The Company acknowledges that the Company's board of directors has been presented with and has waived any corporate opportunity associated with the development of Archerfield golf course project in Scotland. The Company also acknowledges and agrees that Ashworth's participation in any manner in the Archerfield golf course project will not be a violation of the noncompete provisions described herein.

14. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail to Ashworth's residence in the case of Ashworth or to its principal office in the case of the Company.

15. Waiver. The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement. No waiver shall be valid unless in writing and executed by the party to be charged therewith.

16. Severability/Modification. In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and, as severed and/or modified, this Agreement shall remain in full force and effect.

17. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Ashworth acknowledges that the services to be rendered under this Agreement are unique and personal. Accordingly, Ashworth may not assign his rights and obligations under this Agreement.

18. Entire Agreement. This instrument contains the entire agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other such agreements between the parties. It may not be amended except by an agreement in writing signed by both parties.

19. Governing Law and Jurisdiction. This Agreement shall be interpreted, construed, and enforced under the laws of the State of California. The courts and authorities of the State of California shall have sole jurisdiction and venue over all controversies which may arise with respect to this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement the date and year indicated below, effective the date indicated above.

                            THE COMPANY:

                            ASHWORTH, INC.


Date:                       By:   /s/ Gerald W. Montiel
                                  Gerald W. Montiel, Chairman

                            Ashworth:



Date:                                /s/ John L. Ashworth
                                     John L. Ashworth

                            EXHIBIT A

<CAPTIONS>
           Outstanding Options held by John L. Ashworth


                                     Options     Options       Option
Grant Date  Type                     Granted   Outstanding     Price
12/19/1992  Non Qualified             35,000       35,000      $6.0000
03/06/1993  Non Qualified            110,000      110,000      $8.0000
10/02/1993  Non Qualified            138,236      138,236      $8.5000
10/02/1993  Incentive Stock           11,764       11,764      $8.5000
06/17/1994  Incentive Stock           11,764       11,764      $8.5000
06/17/1994  Non Qualified             28,236       28,236      $8.5000
01/22/1996  Incentive Stock                1            1      $6.5000
01/22/1996  Non Qualified            124,999      124,999      $6.5000
01/22/1996  Incentive Stock           16,665       16,665      $6.0000
01/22/1996  Non Qualified             43,335       43,335      $6.0000
01/22/1996  Incentive Stock           16,666       16,666      $6.0000
01/22/1996  Non Qualified             83,334       83,334      $6.0000
01/22/1996  Non Qualified            100,000      100,000      $6.0000
02/06/1997  Non Qualified              4,922        4,922      $5.7500
